Exhibit 5.1

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October 31, 2023

Annovis Bio, Inc.

1055 Westlakes Drive, Suite 300

Berwyn, PA 19312

Re:	Annovis Bio, Inc. (the “Company”) Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to the Company, a corporation incorporated under the laws of the State of Delaware, in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-3 (File No. 333-252625) (the “Registration Statement”) relating to the registration under the Securities Act of the offer and sale by the Company of up to 1,250,000 units of the Company (the “Units”), with each Unit consisting of one share of the Company’s common stock, par value $0.0001 per share, (the “Common Stock”, such shares of Common Stock, the “Shares”), and one warrant representing the right to purchase one additional share of Common Stock (the “Warrants”) in an aggregate amount equal to the number of the Shares (the “Warrant Shares”), and the issuance of the Warrant Shares upon exercise of the Warrants. The Shares, the Warrants, and the Warrant Shares are collectively referred to herein as the “Securities.” The Registration Statement was initially filed by the Company on February 1, 2021 and declared effective by the Commission on February 11, 2021.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the Amended and Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware on January 30, 2020 (the “Certificate of Incorporation”); (ii) the Amended and Restated Bylaws of the Company, as filed with the Commission on January 31, 2020; (iii) the Underwriting Agreement entered into between the Company and Canaccord Genuity LLC, as representative of the several underwriters, on October 31, 2023 (the “Underwriting Agreement”); (iv) resolutions of the board of directors of the Company; (v) the form of Warrant Agreement (the “Warrant Agreement”); and (vi) the Registration Statement.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon statements and representations of officers and other representatives of the Company and others as to factual matters.

Duane Morris llp A Delaware limited liability partnership	GREGORY R. HAWORTH, RESIDENT PARTNER
one riverfront plaza, 1037 raymond blvd., SUITE 1800 NEWARK, NJ 07102-5429	PHONE: +1 973 424 2000 FAX: +1 973 424 2001

Annovis Bio, Inc.

October 31, 2023

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that, upon (i) due action by the board of directors of the Company or a duly appointed committee thereof to determine the price per share of the Shares, (ii) the due execution and delivery of the Underwriting Agreement by the parties thereto, (iii) the effectiveness of the Registration Statement under the Securities Act and such effectiveness shall not have been terminated or rescinded,

(i)       the Shares will have been duly authorized and, when issued upon receipt by the Company of the consideration therefore, will be validly issued, fully paid and non-assessable;

(ii)       the Warrants will have been duly authorized and, when duly executed and delivered by the Company in the manner and for consideration therefor, will constitute valid and legally binding obligations of the Company; and

(iii)       the Warrant Shares, if and when issued, paid for and delivered in compliance with the terms of the Warrants and in compliance with the terms of the Company’s Certificate of Incorporation as in effect from time to time, will be validly issued, fully paid and non-assessable.

The foregoing opinions are qualified to the extent that the enforceability of any document, instrument or the Warrants may be limited by or subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and general equitable or public policy principles.

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the prospectus forming part of the Registration Statement or any prospectus filed pursuant to Rule 424(b) with respect thereto. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the offering of the Securities pursuant to the Registration Statement.

Annovis Bio, Inc.

October 31, 2023

This opinion letter is given to you solely for use in connection with the offer and sale of the Securities while the Registration Statement is in effect and is not to be relied upon for any other purpose. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise.

Very truly yours,

/s/ Duane Morris LLP